CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 72 to Registration Statement No. 033-14567 on Form N-1A of our report dated February 10, 2017, relating to the financial statements and financial highlights of VP Capital Appreciation Fund, one of the series of American Century Variable Portfolios, Inc., appearing in the Annual Report on Form N-CSR of American Century Variable Portfolios, Inc. for the year ended December 31, 2016, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
September 20, 2017